EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of this 31st day of October, 2012, by and between Viggle Inc. (formerly known as Function(x) Inc.) (“Viggle”), and Gregory Consiglio (the “Executive”).

WHEREAS, Viggle and the Executive are party to that certain Employment Agreement, dated as of May 11, 2011 (the “Employment Agreement”), and the parties wish to amend the Employment Agreement to provide that the Executive shall serve as Viggle’s President and Chief Operating Officer and to increase the Executive’s Base Salary (as defined in the Employment Agreement).

NOW, THEREFORE, Viggle and the Executive agree as follows:

1.           The first sentence of Section 3.1 of the Employment Agreement shall be deleted and in its place shall be inserted the following:  “The Employer shall employ the Executive, and the Executive shall serve as President and Chief Operating Officer of the Employer, and in such other positions with the Employer and its subsidiaries that are reasonably acceptable to the Executive.”

2.           The first sentence of Section 6.1 of the Employment Agreement shall be deleted and in its place shall be inserted the following:  “Effective as of October 16, 2012 and thereafter during the Term, the Employer shall pay to Executive an annualized base salary, payable in equal installments equal to Four Hundred Thousand Dollars ($400,000), payable in accordance with the Employer’s ordinary payroll practices.”

3.           All terms and conditions of the Contract not specifically amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

Viggle Inc.	Executive:

By:
Name:	Name:	Gregory Consiglio
Title: